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                                                                    EXHIBIT 99.4


              IN THE CIRCUIT COURT FOR THE SIXTH JUDICIAL CIRCUIT
                  IN AND FOR PINELLAS COUNTY, STATE OF FLORIDA
                                 CIVIL DIVISION

JOSEPH THACKER a/k/a Joe
Thacker, Jr.,

         Plaintiff,
                                             Case No.
vs.

UNITED STATES
TELECOMMUNICATIONS, INC.

         Defendant,

_________________________/

                               VERIFIED COMPLAINT

         Plaintiff, Joseph Thacker a/k/a Joe Thacker, Jr. ("Thacker"), sues United States Telecommunications, Inc. ("UST"), who may be sometimes referred to herein as the "Borrower," and alleges:


                        PARTIES, JURISDICTION, AND VENUE

         1. UST is a Florida corporation which maintains an office and conducts business in Pinellas County, Florida. It is in the business of providing residential telephone service in over nineteen states and is licensed as a public utility to provide such service in twenty-six states.

         2. Thacker is an individual residing in Washington County, Anton, Colorado, and is currently or was at all material times, a shareholder in UST.

         3. This Complaint states a cause of action wherein the amount in controversy exceeds $15,000, exclusive of interest, costs, and attorneys' fees. Accordingly, this Court possesses jurisdiction over this action pursuant to Florida Statutes Sec. 26.012(2), and other applicable law.

         4. With respect to the cause of action set forth in this Complaint, this action is properly brought before this Court pursuant to Florida Statutes Secs. 47.011, 47.061, and other applicable law.
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                            SUBSTANTIVE ALLEGATIONS

         5. On September 22, 1998, the Borrower executed and delivered to Thacker a certain agreement (the "Note"), in the original principal amount of $150,000, thus creating an obligation of the Borrower to Thacker (the "Obligation"). A copy of the Note is attached hereto as Exhibit "A."

         6. On September 28, 2000, and following the maturity of the Note on its own terms, the Borrower defaulted pursuant to the terms and provisions of the Note by failing to pay the Obligation in full, plus interest accrued from the date of execution to the maturity date.

         7. As a result of the aforementioned default, Thacker has deemed himself insecure, accelerated all sums due and owing as part of the Obligation, and hereby demands payment of the Obligation.

         8. As of September 28, 2000, the Obligation was in the principal amount of $150,000, with interest in the aggregate amount of $31,500, for a total of $181,500. Additionally, interest on the principal amount of the Obligation accrues at a daily non-default rate of ten (10%) percent, or $41.10 per day.

         9.       Thacker owns and holds the Note.

         10. The Obligation additionally includes the Borrower's obligation to reimburse and compensate Thacker for attorneys' fees, court costs, and related expenses incurred as a result of the Borrower's failure to fulfill its obligation to Thacker pursuant to the Note.

         11. This is an action for damages resulting from the Borrower's default pursuant to the terms of the Note.

         12. All requirements and conditions precedent to bringing this action have been satisfied, performed, or waived by Thacker or the Borrower.


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         WHEREFORE, Thacker requests judgement in his favor and against the
Borrower, for damages upon the aforementioned default in the Obligation, as well as interest, court costs, and reasonable attorneys' fees, and related expenses, and for any other or additional relief as this Court determines to be necessary and appropriate.

         Dated this 20th day of September, 2000.


                                   /s/ Lara R. Fernanadez
                                   ---------------------------------------------
                                   JOHN A. ANTHONY, ESQUIRE
                                   Florida Bar Number: 0731013
                                   Gray, Harris, Robinson, Shackleford, Farrior, Attorneys At Law
                                   Post Office Box 3324
                                   Tampa, Florida 33601
                                   Telephono: 813/273-5000
                                   Facsimile: 813/273-5145

                                   Attorneys for Joseph Thacker


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                                  VERIFICATION

STATE OF COLORADO

COUNTY OF WASHINGTON

         I, JOSEPH THACKER, hereby declare under penalty of perjury under the laws of the United States that the information contained in the Verified Complaint is true and correct, provided that this declaration does not extend to paragraphs that contain analysis of Florida law governing the merits of the Verified Complaint about which I am unqualified to opine because I am not a member of The Florida Bar.



                                           ORIGINAL SIGNATURE ON FILE WITH COURT
                                           -------------------------------------
                                           JOSEPH THACKER



STATE OF COLORADO

COUNTY OF WASHINGTON

         The foregoing instrument was acknowledged before me, this 28th day of September, 2000, by Joseph Thacker. Mr. Thacker is personally known to me, or produced ______________________ as identification.



                                           Original Signature On File With Court
                                           -------------------------------------
                                           print name
                                                      --------------------------
                                           Notary Public, State at Large
                                           (commission number and expiration
                                           date)

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                                   AGREEMENT

         This Agreement is made between United States Telecommunications, Inc.
(Tel) and Joseph Thacker (Thacker)

Whereas:     Tel desires to borrow One Hundred Fifty Thousand ($150,000)
Dollars from Thacker, and:

Whereas:     Thacker agrees to loan Tel One Hundred Fifty Thousand ($150,000)
Dollars total, and:

Whereas:     The consideration for said loan shall be a full repayment to
Thacker of said One Hundred Fifty Thousand ($150,000) Dollars, to United States Telecommunications, Inc. Said loan shall be due and payable in full, at ten (10%) percent APR, not later than September 28, 2000.

Whereas:     Facsimile signatures are deemed as original for the purpose of this document.

              This Note evidences the obligation of the Maker and its successors in interest to Easy Cellular, Inc., and its successors in interest pursuant to that certain Joint Venture Agreement entered into between Tel Com Plus California, LLC and Easy Cellular, Inc., dated as of July 24, 1997. United States Telecommunications, Inc., is the successors in interest to Tel Com Plus California, LLC and Richard Pollara is the successor in interest to Easy Cellular, Inc.

Agreed upon this 22nd Day of September, 1998





/s/  Joseph Thacker                       /s/  Richard Pollara
-----------------------------             --------------------------------------
Joseph Thacker                            Richard Pollara
                                          President of
                                          United States Telecommunications, Inc.